                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             Alltrista Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                             ALLTRISTA CORPORATION
               5875 Castle Creek Parkway, North Drive, Suite 440
                       Indianapolis, Indiana 46250-4330

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 5, 2000

                               ----------------

   The Annual Meeting of Shareholders of Alltrista Corporation will be held at Alltrista Corporation, 5875 Castle Creek Parkway, North Drive, Suite 440, Indianapolis, Indiana, on Friday, May 5, 2000, at 8:00 a.m. (EST) for the following purposes:

  1. To elect two directors for three-year terms expiring at the Annual Meeting of Shareholders to be held in 2003;

  2. To ratify the appointment of the firm of Ernst & Young LLP as independent accountants for 2000; and

  3. To transact any other business as properly may come before the meeting, although it is anticipated that no business will be conducted other than the matters listed above.

   Alltrista Corporation's 2000 annual meeting will be held solely to tabulate the votes cast and report the results of voting on the matters listed in the proxy statement. It is not anticipated there will be other business transacted or that any directors or senior executives will be in attendance.

   Only holders of Common Stock of record at the close of business on March 17, 2000, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

   A Proxy Statement appears on the following pages. A copy of the Annual Report for 1999 is being mailed to you with this Notice of Annual Meeting of Shareholders and Proxy Statement.

                                          By Order of the Board of Directors

                                               Garnet E. King
                                             Corporate Secretary

April 3, 2000
Indianapolis, Indiana


                            YOUR VOTE IS IMPORTANT

  You are urged to complete, date, sign and return your proxy in the enclosed envelope,
 or submit your proxy over the telephone or Internet, as soon as possible, so that your
   shares can be voted at the meeting in accordance with your instructions.

                             ALLTRISTA CORPORATION
               5875 Castle Creek Parkway, North Drive, Suite 440
                       Indianapolis, Indiana 46250-4330

                               ----------------

                                PROXY STATEMENT
                                 April 3, 2000

                               ----------------

                        ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 5, 2000

                               ----------------

To Shareholders of Alltrista Corporation:

   This Proxy Statement and the accompanying proxy card are furnished to shareholders in connection with the solicitation by the Board of Directors of the Corporation of proxies to be voted at the Annual Meeting of Shareholders to be held on May 5, 2000, and any adjournment thereof.

   Alltrista Corporation's 2000 annual meeting will, as in prior years, be held solely to tabulate the votes cast and report the results of voting on those matters listed in this Proxy Statement. No presentations or other business matters are planned for the meeting. A written report of the results of the vote will be mailed to each shareholder following the meeting.

   We encourage you to submit your proxy electronically this year either by telephone or via the Internet. This will eliminate your need to sign, date and return your proxy card. Any Alltrista stockholder of record desiring to submit their proxy by telephone or over the Internet will be required to enter the unique control number imprinted on such holder's Alltrista proxy card, and therefore should have the proxy card in hand when initiating the session.

   The EquiServe Vote by Telephone and Vote by Internet systems can be accessed 24-hours a day, seven days a week up until the day prior to the meeting.

  . To submit your proxy by telephone:
   Using a touch-tone phone call toll-free:
                                      1-877-PRX-VOTE (1-877-779-8683)
   From outside the United States, call direct:
                                      1-201-536-8073

  . To submit your proxy by Internet:
   Log on to the Internet and go to the website:
                                      http://www.eproxyvote.com/ALC

   A shareholder of the Corporation who has submitted a proxy may revoke it at any time before it is voted, but only by executing and returning to the Corporate Secretary at 5875 Castle Creek Parkway, North Drive, Suite 440, Indianapolis, Indiana 46250-4330, a proxy bearing a later date, by giving written notice of revocation to the Corporate Secretary, or by attending the meeting and voting in person. Attendance at the meeting does not, by itself, revoke a proxy.

   A copy of the Annual Report to Shareholders of the Corporation, including financial statements and a description of its operations for the year 1999, has been mailed to each shareholder of record as of March 17, 2000, with this Proxy Statement. The approximate mailing date of this Proxy Statement and the accompanying proxy card is April 3, 2000.

   At the close of business on March 17, 2000, there were outstanding and entitled to vote 6,305,816 shares of Common Stock. Each share of Common Stock is entitled to one vote.

                             ELECTION OF DIRECTORS

   Under the Corporation's Articles of Incorporation, the Board of Directors of the Corporation is divided into three classes, as nearly equal in number as possible. One of the three classes is elected each year to succeed the directors whose terms are expiring. Directors hold office until the annual meeting for the year in which their terms expire or for the year next following their seventieth birthday and until their successors are elected and qualified unless, prior to that time, they have resigned, retired, or otherwise left office.

   The nominees for whom the enclosed proxy is intended to be voted are set forth below. All nominees have consented to be named as candidates in the Proxy Statement and have agreed to serve if elected. It is not contemplated that any of these nominees will be unavailable for election, but if such a situation should arise, the Board of Directors may select a substitute nominee, and in that event such shares as were voted "for" the nominee will be voted "for" the person substituted. The Board has no reason to believe that any of the nominees will be unable to serve. In accordance with the Indiana Business Corporation Law, directors are elected by a majority of the votes cast "for" or "against" the nominees by the shares entitled to vote in the election at a meeting at which a quorum is present. Abstentions and broker non-votes are considered neither a vote "for" nor "against" the nominees.

   Set forth below for each director nominee and continuing director are his or her principal occupation and employment during the past five years and certain other information.

                  Director Nominees And Continuing Directors

To be elected for a term of three years until the 2003 Annual Meeting (Class
I)

                     Director
     Name        Age  Since          Business Experience During the Past Five Years
     ----        --- --------        ----------------------------------------------
Thomas B. Clark  54    1994   Mr. Clark has been President and Chief Executive Officer of the Corporation since January 1995 and has been elected to the additional post of Chairman of the Board effective as of the date of the May 2000 annual meeting. Mr. Clark was
                              elected a director of the Corporation in May 1994 and served as President and Chief Operating Officer of the Corporation
                              from March 1994 until December 1994. From April 1993 until
                              February 1994, Mr. Clark served as Senior Vice President and
                              Chief Financial Officer of the Corporation. Mr. Clark also serves as a director of First Merchants Corporation.

David L. Swift   63    1993   Mr. Swift was Chairman, President and Chief Executive
                              Officer of Acme-Cleveland Corporation from January 1993
                              until his retirement in July 1996. Mr. Swift served as
                              President and Chief Executive Officer of Acme-Cleveland
                              Corporation since April 1987. Mr. Swift also serves as a
                              director of Twin Disc, Incorporated and CUNO Incorporated.

           The Board of Directors unanimously recommends a vote FOR the election of each nominee for Director named above.

Terms expiring at the 2001 Annual Meeting (Class II)

                      Director
      Name        Age  Since          Business Experience During the Past Five Years
      ----        --- --------        ----------------------------------------------
Richard L. Molen  59    1993   Mr. Molen was Chairman, President and Chief Executive
                               Officer of Huffy Corporation from September 1994 until his retirement in December 1997. Mr. Molen served as President and Chief Executive Officer of Huffy Corporation since April
                               1993, and has served on its Board of Directors since June
                               1984. From April 1986 until April 1993, he was President and
                               Chief Operating Officer of Huffy Corporation. Mr. Molen also serves as a director of Huntington Bank and Concrete
                               Technology, Inc.

Lynda W. Popwell  55    1997   Ms. Popwell was President, Carolina Eastman Division of
                               Eastman Chemical Company from January 1998 until her
                               retirement in January 2000. From August 1995 until December
                               1997, she was Vice President, Health, Safety, Environment
                               and Security and Vice President, Quality of Eastman Chemical
                               Company. Ms. Popwell served as Vice President, Tennessee
                               Eastman Division from October 1994 until July 1995 and from
                               February 1993 until September 1994 served as Superintendent,
                               Acid Division of Tennessee Eastman Division, a division of
                               Eastman Chemical Company.

Terms expiring at the 2002 Annual Meeting (Class III)

                         Director
       Name          Age  Since          Business Experience During the Past Five Years
       ----          --- --------        ----------------------------------------------
Douglas W. Huemme    58    1999   Mr. Huemme has been Chairman and Chief Executive Officer of
                                  Lilly Industries, Inc. since 1990. He also served as
                                  President of Lilly Industries, Inc. from 1990 until April
                                  1999. Mr. Huemme was elected a director of Lilly Industries,
                                  Inc. in 1990. Mr. Huemme also serves as a director of
                                  Meridian Mutual Insurance Company and The Somerset Group,
                                  Inc.

William L. Peterson  70    1993   Mr. Peterson has been Chairman of the Corporation since May
                                  1993 and will retire from the Board of Directors of the
                                  Corporation as of the date of the May 2000 annual meeting.
                                  Mr. Peterson was Chief Executive Officer of the Corporation
                                  from April 1993 until his retirement from the Corporation in
                                  December 1994, and was President of the Corporation from
                                  April 1993 until March 1994.

Patrick W. Rooney    64    1993   Mr. Rooney has been Chairman and Chief Executive Officer of
                                  Cooper Tire & Rubber Company since January 1999. He served as Chairman, President, and Chief Executive Officer of
                                  Cooper Tire & Rubber Company from October 1994 until
                                  December 1998. From January 1992 until October 1994, Mr.
                                  Rooney served as President and Chief Operating Officer of
                                  Cooper Tire & Rubber Company. Mr. Rooney was named President and elected a director of Cooper Tire & Rubber Company in
                                  February 1990. Mr. Rooney also serves as a director of Huffy
                                  Corporation.

Robert L. Wood       45    2000   Mr. Wood has been Business Vice President for Polyurethanes for The Dow Chemical Company since May 1997. He served as
                                  Business Vice President for Engineering Plastics of Dow
                                  Plastics, The Dow Chemical Company from October 1995 until
                                  May 1997. Mr. Wood also serves as a director for Comerica
                                  Bank's Midland Region.

                 VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

   So far as is known to the Board of Directors, the following table indicates the only beneficial owners of more than five percent of the Corporation's outstanding Common Stock as of March 17, 2000. The information shown below is derived from the latest reports provided to the Corporation by the entities named below. Unless otherwise noted, the Corporation believes that the persons named in this table have sole voting and dispositive power with respect to the shares listed.

                                                        Shares
                                                     Beneficially    Percent of
      Name and Address of Beneficial Owner              Owned        Class(/7/)
      ------------------------------------           ------------    ----------
      Sanford C. Bernstein & Co., Inc...............   634,755(/1/)    10.06%
       767 Fifth Avenue
       New York, NY 10153
      Marlin Partners II, L.P.......................   523,300(/2/)     8.29
       555 Theodore Fremd Avenue, Suite B-302
       Rye, NY 10580
      First Manhattan Co............................   455,751(/3/)     7.22
       437 Madison Avenue
       New York, NY 10022-7002
      High Rock Capital LLC.........................   379,947(/4/)     6.02
       28 State Street
       Boston, MA 02109
      David L. Babson & Co. Inc.....................   333,850(/5/)     5.29
       One Memorial Drive
       Cambridge, MA 02142-1300
      Lazard Freres & Co., LLC......................   332,400(/6/)     5.27
       30 Rockefeller Plaza
       New York, NY 10020

--------
(1) Based solely on a Schedule 13G as amended and filed December 31, 1999, with the Securities and Exchange Commission ("SEC") by Sanford C. Bernstein & Co. Inc. The Schedule 13G further reports that Sanford C. Bernstein & Co. Inc. has sole power to vote 545,625 of these shares and shared power to vote 10,305 of these shares.
(2) Base solely on a Schedule 13D filed January 5, 2000, with the SEC by Marlin Partners II, L.P.
(3) Based solely on a Schedule 13G as amended and filed February 9, 2000, with the SEC by First Manhattan Co. The Schedule 13G further reports that First Manhattan Co has sole dispositive power and power to vote 10,550 of these shares, shared power to vote 440,796 of these shares, and shared dispositive power of 445,201 of these shares. First Manhattan Co. disclaims dispositive power as to 1,000 of such shares and beneficial ownership as to 86,650 of such shares.
(4) Based solely on a Schedule 13G filed February 15, 2000, with the SEC by High Rock Capital LLC. The Schedule 13G further reports that High Rock Capital LLC has sole power to vote 313,117 of these shares.
(5) Base solely on a Schedule 13G as amended and filed December 31, 1999, with the SEC by David L. Babson & Co.
(6) Based solely on a Schedule 13G filed December 31, 1999, with the SEC by Lazard Freres & Co. LLC.
(7) Percent of Class is based upon the common shares outstanding and entitled to vote as of March 17, 2000.
   There were 6,305,816 shares outstanding and entitled to vote as of March 17, 2000.

                SECURITY OWNERSHIP BY MANAGEMENT AND DIRECTORS

   The following table lists the beneficial ownership of Common Stock of the Corporation, as of the close of business on March 17, 2000, held by director nominees, continuing directors, each of the non-director executive officers named in the Summary Compensation Table, and all directors and executive officers as a group. Unless otherwise noted, the beneficial owner has sole voting and investment power.

                                              Shares
                                           Beneficially
Name of Beneficial Owner                    Owned(/1/)     Percent of Class(/4/)
------------------------                   ------------    ---------------------
Kevin D. Bower............................    15,049                  *
Thomas B. Clark...........................    73,113(/2/)          1.15
Douglas W. Huemme.........................         0                  *
Jerry T. McDowell.........................    50,381                  *
Richard L. Molen..........................     4,400                  *
William L. Peterson.......................    83,938(/3/)          1.33
Lynda W. Popwell..........................     2,425                  *
Patrick W. Rooney.........................     4,500                  *
David L. Swift............................     5,100                  *
J. David Tolbert..........................     5,598                  *
Robert L. Wood ...........................         0                  *
John F. Zappala ..........................     2,200                  *
All of the above and present executive
 officers as a group (14 persons).........   266,187               4.16

--------
*Less than 1%
(1) The shares shown include the following shares that may be purchased pursuant to stock options that are exercisable within 60 days of March 17, 2000: Mr. Bower, 10,834 shares; Mr. Clark, 31,750 shares; Mr. McDowell, 26,502 shares; Mr. Tolbert, 4,125 shares; Mr. Molen, 4,050 shares; Mr. Peterson, 3,000 shares; Ms. Popwell, 2,000 shares; Mr. Rooney, 3,700 shares; Mr. Swift, 4,400 shares, and all of the above and the present executive officers as a group, 97,736.
(2) Includes 29,791 shares held in trust for which he disclaims any beneficial ownership.
(3) Includes 2,701 shares held in trust for which he disclaims any beneficial ownership.
(4) Percent of Class is based upon the common shares outstanding and entitled to vote as of March 17, 2000.
   There were 6,305,816 shares outstanding and entitled to vote as of March 17, 2000.

                        CERTAIN COMMITTEES OF THE BOARD

   The standing committees of the Board of Directors are the Audit, Executive Compensation, Corporate Governance and Nominating and Strategy Committees.

Audit Committee

   The Audit Committee is comprised of three directors, Messrs. Swift (Committee Chairman) and Peterson and Ms. Popwell. The duties of the Audit Committee are to: (a) recommend for nomination by the Board of Directors the independent certified public accountants who shall conduct the annual audit of the Corporation; (b) assist the Board of Directors in fulfilling its fiduciary responsibilities relating to corporate accounting and reporting practices through review of accounting principles, policies, and changes thereto, financial statements, and general financial disclosure procedures; (c) maintain, through periodic meetings, a direct line of communication with the independent accountants to provide for exchanges of views and information; and
(d) review management's evaluation of the adequacy of the Corporation's internal control structure and the extent to which major recommendations made by the independent accountants have been implemented. The Audit Committee met twice during 1999.

Executive Compensation Committee

   The Executive Compensation Committee is comprised of four directors, Messrs. Rooney (Committee Chairman), Molen, Peterson and Swift. The duties of the Executive Compensation Committee are to: (a) approve the salaries of all elected corporate officers and other employees of the Corporation, as the Board of Directors may determine and direct from time to time; (b) approve the Corporation's schedule of salary ranges and grades for all salaried employees;
(c) approve the Corporation's schedule for approval signatures to be required for salary and employee status changes; (d) approve the Corporation's incentive compensation program, including its design, administration, participation basis and participation rates, as they apply to all elected corporate officers and other employees of the Corporation, as the Board of Directors may determine and direct from time to time; (e) approve major salaried employee benefit plans and changes thereto, including plan additions, terminations, and discontinuations; (f) direct the administration of the Corporation's long-term equity incentive plans and deferred compensation plans in accordance with such plans; (g) designate from time to time those officers and other key employees of the Corporation and its subsidiaries to whom equity awards are to be granted, approve the quantity of such awards granted from time to time to any individual, and determine the exercise price of any options granted; and (h) perform such other functions with respect to employee compensation as may be requested by the Board of Directors. The Executive Compensation Committee met three times during 1999.

Corporate Governance and Nominating Committee

   The Corporate Governance and Nominating Committee is comprised of five directors, Messrs. Molen (Committee Chairman), Clark, Huemme and Rooney and Ms. Popwell. The duties of the Nominating Committee are to review and make recommendations regarding: (a) the organization and structure of the Board;
(b) the candidate for Chairman of the Board; (c) the qualifications for director candidates; (d) the candidates for election to the Board; and (e) the effectiveness of the Board and each director in the corporate governance process. The Nominating Committee met once during 1999. The Nominating Committee seeks potential nominees for Board membership in a number of ways and will consider nominees recommended by shareholders. Any such recommendation should be in writing and addressed to the Corporate Secretary, Alltrista Corporation, 5875 Castle Creek Parkway, North Drive, Suite 440, Indianapolis, Indiana 46250.

Strategy Committee

   The Strategy Committee is comprised of four directors, Messrs. Swift (Committee Chairman), Clark, Huemme, and Molen. The duties of the Strategy Committee are to: (a) review the major business strategies of the Corporation as formulated by management; (b) provide counsel to management regarding elements of strategy; and (c) to provide a continuing interface between management and the Board of Directors with respect to corporate level strategy. The Strategy Committee did not meet during 1999.

                          BOARD OF DIRECTORS MEETINGS

   The Board of Directors met five times during 1999. All directors of the Corporation's Board of Directors attended at least 75 percent of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which they served except for Mr. Rooney who attended five of the seven combined Board and relevant Committee meetings.

                            EXECUTIVE COMPENSATION

                Report Of The Executive Compensation Committee

Introduction

   The Corporation's Executive Compensation Committee ("Committee") consists of four directors, all of whom have considerable experience in executive compensation issues and management development. No member of the Committee, except Mr. Peterson, has ever been an officer or employee of the Corporation, nor is there a direct or indirect relationship between any of the members of the Committee and any of the Corporation's executive officers.

   The Board of Directors of the Corporation has established certain benefit plans. These plans currently include the Alltrista Corporation 1999 Economic Value Added and Growth Incentive Compensation Plan for Key Members of Management ("EVA/Growth Plan"), the Alltrista Corporation 1993 Deferred Compensation Plans ("Deferred Compensation Plans"), the Alltrista Corporation Excess Savings and Retirement Plan ("Excess Savings and Retirement Plan"), the Alltrista Corporation 1996 Employee Stock Purchase Plan, the Alltrista Corporation 1997 Deferred Compensation Plan for Directors, and the Alltrista Corporation 1998 Long-Term Equity Incentive Plan (the "Equity Plan").

   The Committee annually determines compensation of the Corporation's senior management and its executive officers, oversees the administration of executive programs, and has approved a compensation philosophy for the Corporation, which is described below.

Executive Compensation Philosophy

   The basic elements of the Corporation's compensation philosophy are to provide competitive annual compensation combined with long-term reward opportunities and risks by linking management's compensation to the Corporation's success in creating value for its shareholders. The total compensation package, which includes base salary, incentive compensation and long-term incentive opportunities in the form of stock, is designed to allow the Corporation to attract, motivate, and retain top quality executive officers.

   An executive's total compensation, including the Chief Executive Officer's, is determined after a subjective review of the executive's objectives and performance compared to peers within the Corporation. The Corporation also compares the pay of executives in similar positions of other manufacturing firms of similar size (based upon sales, business activity and total employment) as reflected in studies and salary surveys, prepared by compensation consulting firms, which are among those most widely used. The comparison is made against a database of many industrial corporations rather than only companies in the various industries in which the Corporation does business because the Committee believes industrial corporations generally represent the Corporation's most direct competitors for executive talent.

   The combination of base salary and target incentive compensation is intended to result in compensation ranges having an upper limit which is approximately 20% above, and a lower limit which is approximately 20% below, median levels of comparable industrial companies for equivalent positions. The target compensation level within the 20% range above and below the median for each executive, other than the Chief Executive Officer, is established based on recommendations from the Chief Executive Officer, together with the Committee's consideration of the executive's responsibilities and individual performance versus predetermined personal goals and objectives. Target total compensation for Mr. Clark was within the established percentile range for 1999.

Cash Compensation

   For 1999, base salaries and target incentive compensation participation rates (percentage of base salary) for the Corporation's executive officers were established by the Committee. Base salary and incentive compensation (total cash compensation) earned in 1999 by the Named Executive Officers are reflected in the "Salary" and "Bonus" columns in the Summary Compensation Table.

   Once the appropriate target total compensation for an executive is established, base target salary is determined by dividing total target compensation by the sum of one plus the executive's incentive compensation participation rate. For example, Mr. Clark's incentive compensation participation rate for 1999 was 65%. Accordingly, his base target salary was calculated by dividing his target total compensation by 1.65. Consequently, when target performance as defined in the EVA/Growth Plan is attained, Mr. Clark will be paid a total compensation which equals the amount established by the Committee as appropriate for his performance when compared to executives in similar positions at other companies. Target incentive compensation participation rates are set by level of responsibility and represent a greater proportion of total compensation as the responsibility of the executive increases. As a result, senior executives have a significant portion of total compensation "at risk" and dependent on increasing economic value. The 1999 target incentive compensation for Mr. Clark was 65% of his base salary; for Mr. Bower, Mr. McDowell and Mr. Zappala, 50% of their base salary; and for Mr. Tolbert 30% of his base salary. The award to Mr. McDowell is based 75% on the performance of the Metals Group for which he is responsible and 25% on the performance of the Plastics Group, for year ended December 31, 1999; incentive compensation for Mr. McDowell was earned at 2.43 times the target incentive compensation established under the EVA/Growth Plan. The award to Mr. Zappala is based 75% on the performance of the Plastics Group for which he is responsible and 25% on the performance of the Metals Group, for year ended December 31, 1999; incentive compensation for Mr. Zappala was earned at 2.20 times the target incentive compensation established under the EVA/Growth Plan. These proportions for Mr. McDowell and Mr. Zappala are intended to incentivize inter-group cooperation. For the year ended December 31, 1999, incentive compensation for other corporate level participants was earned at 2.40 times the target incentive compensation established under the EVA/Growth Plan. The incentive compensation earned in excess of two times the individuals target incentive compensation is accrued in a contingent "bank."

   The EVA/Growth Plan awards incentive compensation to the Named Executive Officers, as defined below, based upon performance of the Corporation relative to Economic Value Added ("EVA") and growth targets, and the awards of the individuals in each division are based on the performance of the respective divisions relative to their EVA and growth targets. The program applies to all key employees and all executive officers, including the Chief Executive Officer.

   Incentive compensation is not, in part or in total, discretionary, but instead is driven by actual EVA and growth compared to established targets. The target return on invested capital ("EVA target") for any year is determined in accordance with the provisions of the EVA/Growth Plan. The EVA target for a year is a function of the prior year's target, adjusted up or down depending on the prior year's actual performance versus the prior year's target, i.e., if actual performance exceeds target, the target for the following year is increased by a portion of such excess; if actual performance is less than target, the target for the following year is reduced by a portion of such shortfall. This adjustment process is carried out according to a specific formula and is not discretionary. The growth target is based on several factors including market growth rates, operational plans for the year and the corporation's overall long-term growth objectives. The purpose of the EVA/Growth Plan is to encourage sustained value creation by the management of the Corporation by establishing a direct link between EVA and growth achieved and incentive compensation payments. This approach establishes a link between shareholder value and incentive compensation.

   There is no maximum limit on the annual amount of incentive compensation which can be earned; however, incentive compensation earned in any year in excess of two times the individual's target incentive compensation is accrued in a contingent "bank." The amount of incentive compensation earned in a year may be negative, in which case such negative amount is applied against any positive bank balance resulting from prior years' performance, and may result in a negative bank balance. One-third of the beginning of the year bank balance, after consideration of any negative incentive compensation from the current year, is paid to the individual in combination with the current year's incentive compensation. If an individual has a negative bank balance at the beginning of the year and earns incentive compensation for the year, up to one-third of the amount earned in excess of the individual's target incentive compensation for the year is used to reduce the negative bank balance. Positive bank balances remain completely at risk at all times except in the event of death or disability. A positive bank balance at death or disability will be paid in full without adjustment for negative performance in the year following such death or disability. Upon retirement, the bank balance will be paid in full after adjustments for any negative performance in the year following the year of retirement. The bank balance will be forfeited upon any other termination of employment.

   Pursuant to the Deferred Compensation Plans, certain participants in the EVA/Growth Plan, which includes all of the Named Executive Officers, may elect to receive in cash all or any part of the incentive compensation payable, with the remaining portion deferred under various deferred compensation options selected by the participant. The participant may elect to have the deferrals paid at a future date, either in a lump sum or in up to fifteen substantially equal annual installments.

Long-Term, Equity-Based Employee Incentive Compensation

   The Corporation's Long-Term Equity Incentive Plan (the "Equity Plan") is designed to give the Board discretion and flexibility in designing incentive compensation packages to motivate executive officers and key employees to maximize shareholder value. Pursuant to the Equity Plan, the Board may issue to nonemployee directors, executive officers and key employees of the Corporation incentive stock options, nonqualified stock options, restricted stock, stock equivalent units, stock appreciation rights and other stock-related forms of incentive compensation. The specific types and size of awards to be granted (other than options granted to nonemployee directors) and the terms and conditions of such awards will be determined by the Committee subject to the provisions of the Equity Plan.

   Pursuant to the provisions of the Equity Plan, the Committee implemented a long-term incentive plan in 1998. This plan provides for the award of stock equivalent units to select key employees, including the Named Executive Officers. Participants receive an award for a target number of stock equivalent units and have the right to convert these units into Common Shares of the Company provided that specified levels of performance for a three-year period as established by the Committee are achieved. In the event that a minimum level of performance is not achieved no stock equivalent units may be converted and such units are forfeited. If actual performance exceeds target, participants are able to earn additional stock equivalent units subject to a maximum of 150% of the original award. The performance period for the 1998 program of this plan is fiscal years 1998, 1999, and 2000, in which Mr. Clark received an award of 4,667 stock equivalent units for the second year of this program. The performance period for the 1999 program of this plan is fiscal years 1999, 2000, and 2001, in which Mr. Clark received an award of 2,759 stock equivalent units for the first year of this program.

   Under the Corporation's Equity Plan, stock options may be granted to the Corporation's executive officers and other key employees. However, there were no stock options granted to the Named Executive Officers in 1999. The Committee has set guidelines which determine the number of shares to be granted and the frequency of stock option awards. These guidelines, which are applicable to all participants including the Chief Executive Officer, provide that awards will generally be based upon the employee's position within the Corporation and a subjective review of the employee's performance. Any such decision would be subjective in nature and not based upon any objective factors. The stock option awards to each individual are not conditioned on the number of previously granted options. All awards are made by the Committee, which has the discretion to elect not to award stock option grants. Stock options are typically granted with an exercise price equal to the closing market price of the Common Stock on the date of the grant and become exercisable at a rate of 25% annually beginning on the first anniversary of the grant.

   The Corporation's Equity Plan allows the Committee to award grants of shares of restricted stock to select key employees, including the Named Executive Officers. Such grants have been made primarily under circumstances associated with initial employment or a significant increase in responsibility. Mr. Clark, as Chief Executive Officer, holds no restricted stock. Among other restrictions, the Equity Plan requires that any restricted stock issued on which the restrictions have not lapsed must be returned to the Corporation if the employee's employment with the Corporation is terminated for any reason other than death or disability. The restrictions on all grants made through December 31, 1999 lapse at a rate of 20% annually beginning on the first anniversary of the award. The Committee may grant shares of restricted stock whose restrictions lapse as a function of parameters other than the passage of time. The holders of restricted stock have a right to vote the shares and receive dividends, if declared. There were no restricted stock grants to the Named Executive Officers in 1999.

   The Committee believes that the total compensation package has been designed to motivate executive officers and focus on increasing the market value of the Corporation's Common Stock. The following tables reflect the compensation structure being pursued by the Committee.

Respectfully submitted.                   Executive Compensation Committee
                                          Patrick W Rooney, Chairman
                                          Richard L. Molen
                                          William L. Peterson
                                          David L. Swift

                          Summary Compensation Table

   The following table sets forth a summary of the annual and long-term compensation of the Chief Executive Officer and the four other most highly compensated executive officers (the "Named Executive Officers") of the Corporation for the year ended December 31, 1999 for services in all capacities to the Corporation.

                              Annual Compensation       Long Term Compensation
                              ------------------- -----------------------------------
                                                          Award             Payout
                                                  ---------------------- ------------
                                                  Restricted  Securities
Name and Principal                                   Stock    Underlying     LTIP         All Other
Position                 Year  Salary  Bonus(/1/) Awards(/2/)  Options   Payouts(/3/) Compensation(/4/)
------------------       ---- -------- ---------- ----------- ---------- ------------ -----------------
Thomas B. Clark......... 1999 $309,461  $402,300          0            0   $ 3,226         $48,152
 President and Chief     1998  281,134   248,523          0            0     4,839          36,597
 Executive Officer       1997  254,865   165,622          0        7,000     7,259          57,231

Kevin D. Bower.......... 1999  157,692   157,692          0            0       860          12,400
 Senior Vice President
 and                     1998  149,038   101,346          0            0     1,290          11,218
 Chief Financial Officer 1997  121,634    60,817    $49,000        2,500     1,935           9,498

Jerry T. McDowell....... 1999  201,638   201,638          0            0    22,630          57,097
 Group Vice President,   1998  209,192   104,596          0            0    11,315          41,780
 Metal Products          1997  193,769    96,884     49,000        5,000    16,972          58,566

J. David Tolbert........ 1999  129,615    77,769          0            0         0           9,887
 Vice President, Human   1998  117,692    48,018          0            0         0           8,680
 Resources and
 Administration          1997   77,846    23,353     22,500        1,500     2,068           6,172

John F. Zappala(/5/).... 1999  203,846   203,846          0            0         0          21,658
 Group Vice President,   1998   38,461    21,153     30,187            0         0           1,970
 Plastic Products

--------
(1) Excludes amounts that were paid from the officer's banked amounts under the Corporation's EVA Plan for prior performance.
(2) Messrs. Bower and McDowell each were granted 2,000 shares of Common Stock pursuant to the Alltrista Corporation 1993 Restricted Stock Plan which vests at a rate of 20% per year. Of the original grants, Mr. Bower held 1,200 shares of restricted stock having a market value of $26,550 as of December 31, 1999, Mr. McDowell held 1,200 shares of restricted stock having a market value of $26,550 on December 31, 1999, Mr. Tolbert held 600 shares of restricted stock having a market value of $13,275 on December 31, 1999, and Mr. Zappala held 1,200 shares of restricted stock having a market value of $26,550 on December 31, 1999. Such shares of restricted stock are eligible to receive any dividends declared on the Corporation's Common Stock.
(3) Represents amounts paid from the "bank" under the Corporation's EVA Plan for prior performance (See "Report of The Executive Compensation Committee, Long-Term EVA Plan Compensation").
(4) The amounts shown in the All Other Compensation column for 1999 are comprised as follows:
    Mr. Clark--above-market interest on deferred compensation account, $16,093; life insurance premiums, $1,110; long term disability premiums, $1,686; the Corporation's match on the employee's 401(k) contribution, $6,400; the Corporation's additional contribution to the employee's 401(k), $4,800; the Corporation's contribution to the excess savings and retirement account for 1999, $18,063.
    Mr. Bower--life insurance premiums, $1,110; long term disability premiums, $1,079; the Corporation's match on the employee's 401(k) contribution, $6,307; the Corporation's additional contribution to the employee's 401(k), $2,400; the Corporation's contribution to the excess savings and retirement account for 1999, $1,504.
    Mr. McDowell--above-market interest on deferred compensation account, $29,491; life insurance premiums, $1,110; long term disability premium, $1,431; the Corporation's match on the employee's

    401(k) contribution, $6,400; the Corporation's additional contribution to the employee's 401(k), $7,200; the Corporation's contribution to the excess savings and retirement account for 1999, $11,465.
    Mr. Tolbert--life insurance premiums, $960; long term disability premiums, $768; the Corporation's match on the employee's 401(k) contribution, $5,184; the Corporation's additional contribution to the employee's 401(k), $1,600; the Corporation's contribution to Employee Stock Purchase Plan, $1,199; the Corporation's contribution to the excess savings and retirement account for 1999, $176.
    Mr. Zappala--life insurance premiums, $1,110; long term disability premiums, $1,394; the Corporation's match on the employee's 401(k) contribution, $6,400; the Corporation's additional contribution to the employee's 401(k), $7,200 the Corporation's contribution to Employee
    Stock Purchase Plan, $876; the Corporation's contribution to the excess savings and retirement account for 1999, $4,678.
(5) Mr. Zappala began his employment with the Corporation on October 19, 1998.

              Long-Term Incentive Plan Awards in Last Fiscal Year

   The following table summarizes the performance share grants of stock equivalent units in 1999 for the Named Executives Officers.

                                                              Estimated Future Payouts Under
                                                             Non-Stock Price-Based Plans(/3/)
                                                         -----------------------------------------
                         Number of    Performance Period   Threshold      Target        Maximum
Name                       Units       Until Maturation  (# of shares) (# of shares) (# of shares)
----                     ---------    ------------------ ------------- ------------- -------------
Thomas B. Clark.........   4,667(/1/)     1998-2000           -0-          4,667         7,000
                           2,759(/2/)     1999-2001           -0-          2,759         4,138
Kevin D. Bower..........   1,410(/1/)     1998-2000           -0-          1,410         2,115
                             833(/2/)     1999-2001           -0-            833         1,249
Jerry T. McDowell.......   1,410(/1/)     1998-2000           -0-          1,410         2,115
                             833(/2/)     1999-2001           -0-            833         1,249
J. David Tolbert........     822(/1/)     1998-2000           -0-            822         1,233
                             486(/2/)     1999-2001           -0-            486           729
John F. Zappala.........   1,410(/1/)     1998-2000           -0-          1,410         2,115
                             833(/2/)     1999-2001           -0-            833         1,249

--------
(1) The second grant of Stock Equivalent Units ("Units") for the performance period of three consecutive calendar years beginning January 1, 1998 under the 1998 Long-Term Equity Incentive Plan.
(2) The first grant of Stock Equivalent Units ("Units") for the performance period of three consecutive calendar years beginning January 1, 1999 under the 1998 Long-Term Equity Incentive Plan.
(3) Units will be convertible into shares of Common Stock following the end of the three-year performance period based on the Corporation's actual performance compared to threshold, target and maximum performance levels established by the Committee. If the threshold level of performance is not exceeded, the Units will be forfeited and no shares of Common Stock will be issued. If the target level of performance is achieved, then Units will be convertible into shares of Common Stock equal in number to the target number of shares of Common Stock. If the maximum level of performance is achieved or exceeded, then Units will be convertible into shares of Common Stock equal in number to 150% of the target number of shares. The number of shares into which Units are convertible for levels of performance between threshold and target and between target and maximum will be based on interpolation. If a recipient of Units terminates employment prior to the end of the three-year performance period for any reason other than retirement, disability or death, the recipient forfeits all rights with respect to the Units.

                      Aggregated Option Exercises In 1999
                       And Fiscal Year-End Option Values

   The following table summarizes the stock options exercised during 1999 and the stock options outstanding on December 31, 1999 for the Named Executive Officers.

                                                  Number of Securities    Value of Unexercised In-
                          Shares                Underlying Unexercised at   the-Money Options at
                         Acquired                   December 31, 1999      December 31, 1999(/2/)
                            on        Value     ------------------------- -------------------------
Name                     Exercise Realized(/1/) Exercisable Unexercisable Exercisable Unexercisable
----                     -------- ------------- ----------- ------------- ----------- -------------
Thomas B. Clark.........  11,590    $201,047      28,250        5,250      $ 85,843      $3,718
Kevin D. Bower..........   3,041      60,059       9,584        1,875        21,620       1,328
Jerry T. McDowell.......  18,298     349,570      24,002        3,750       104,170       2,656
J. David Tolbert........     -0-           0       3,563          937        11,086         632

--------
(1) Before taxes.
(2) Before taxes. The dollar value reported is based on the difference between the exercise price of the option outstanding and the market price of Alltrista Common Stock at the close of trading on December 31, 1999. The closing market price on that date was $22.125 per share.

                         Change of Control Agreements

   The Corporation has change of control severance agreements with the Named Executive Officers. The agreements are effective on a year-to-year basis and would provide severance benefits in the event of both a change of control of the Corporation and an actual or constructive termination of employment within two years after a change in control. Under the agreements, a "change in control" can occur by virtue, in general terms, of an acquisition by any person of 30 percent or more of the Corporation's voting shares; a merger in which the shareholders of the Corporation before the merger own 50 percent or less of the Corporation's voting shares after the merger; shareholder approval of a plan of liquidation or to sell or dispose of substantially all of the assets of the Corporation; and if, during any two-year period, directors at the beginning of the period fail to constitute a majority of the Board of Directors. "Actual termination" is any termination other than by death or disability, by the Corporation for cause, or by the executive other than for constructive termination. "Constructive termination" means, in general terms, any significant reduction in duties, compensation or benefits or change of office location from those in effect immediately prior to the change in control, unless agreed to by the executive.

   The severance benefits payable, in addition to base salary and incentive compensation accrued through the date of termination, shall include (i) three times current annual base salary and target incentive compensation; (ii) the bargain element value of then outstanding stock options; (iii) the value of then outstanding common stock equivalents; (iv) an amount equal to the employer and matching contributions the individual would have received under the Corporation's defined contribution plans for a period of 3 years; (v) life, disability, accident and health benefits for a period of 35 months; (vi) the amount of any "bank" balance of the individual under the Corporation's EVA/Growth Plan; (vii) outplacement services; and (viii) legal fees and expenses reasonably incurred in enforcing the agreements.

   The agreements were not entered into in response to any effort to acquire control of the Corporation, and the Corporation is not aware of any such effort.

                            Directors' Compensation

   A non-employee director who serves as Chairman of the Board will receive as compensation an annual retainer of $36,000, plus meeting fees at the same rate as those for other non-employee directors. Directors who are not employees of the Corporation receive as compensation an annual retainer of $12,000 and an annual fee of $1,500 if he or she serves as chairman of a Board committee. In addition, non-employee directors will be paid a fee of $750 for attendance at each Board of Directors meeting, $600 per day for attendance at one or more committee meetings, $625 for participation in a telephonic Board of Directors meeting, and $500 for participation in a telephonic committee meeting. Directors who are also employees of the Corporation receive no additional compensation for their service on the Board or on any Board committee.

   Pursuant to the Alltrista Corporation 1997 Deferred Compensation Plan for Directors, non-employee directors may elect to receive in cash all or any part of the director compensation payable, with the remaining portion deferred under various deferred compensation options selected by the participant. The participant may elect to have the deferrals paid at a future date, either in a lump sum or in up to fifteen substantially equal annual installments.

   The Corporation's Equity Plan authorizes the grant of an option to acquire 1,000 shares of the Corporation's Common Stock on April 30 of each year to each non-employee director. Ms. Popwell and Messrs. Molen, Peterson, Rooney and Swift each were granted an option to acquire 1,000 shares of common stock in 1999. The exercise price for each share of the Corporation's Common Stock subject to the option granted to such director will be equal to the fair market value of a share of the Corporation's Common Stock as of the date such option is granted. The option will be a non-qualified option and will expire ten years after the date it is granted. The option will become exercisable at the earlier of one year subsequent to the date the option was granted or upon the optionee's death, disability or attainment by the optionee of age 70.

Shareholder Return Performance Presentation

   Set forth below is a graph comparing the shareholder return from December 31, 1994, through December 31, 1999, for the Corporation, the Dow Jones Equity Market Index, and the Dow Jones Industrial--Diversified Index. The graph assumes that the beginning value of the Common Stock of the Corporation on each index was $100.

       Comparison of Cumulative Total Return Among Alltrista, Dow Jones
        Equity Market Index and Dow Jones Industrial--Diversified Index

[CHART FOR ALTRISTA CORP]

                         December 31, December 31, December 31, December 31, December 31, December 31,
                             1994         1995         1996         1997         1998         1999
ALLTRISTA...............     $100         $ 91         $130         $144         $122         $115
D.J. EQUITY.............      100          138          169          227          291          351
D.J. INDUSTRIAL--
 DIVERSIFIED............      100          131          169          222          255          277

   The Dow Jones Industrial--Diversified Index was selected for comparison purposes since the Corporation is a multi-industry company. This index is comprised of companies that participate in two or more industries in the industrial market sector or whose products are used in many different industries.

     ACTIVITIES AND RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

   During 1999, Ernst & Young LLP rendered audit and non-audit services to the Corporation. Audit services included examinations of the consolidated financial statements required to be filed, reviews of quarterly financial data and filings with the Securities and Exchange Commission.

   The Board of Directors recommends that the shareholders vote for ratification of the appointment of Ernst & Young LLP as independent public accountants for 2000. If the appointment of Ernst & Young LLP is not ratified by the shareholders, the Audit Committee will select another firm of independent public accountants for 2000. Representatives of Ernst & Young LLP are not expected to be present at the Annual Meeting of Shareholders, and thus will not be available to respond to questions from, and to make statements to, the shareholders.

         The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP
                     as independent accountants for 2000.

                      SECTION 16(a) BENEFICIAL OWNERSHIP
                             REPORTING COMPLIANCE

   The Corporation believes that during 1999 its executive officers and directors complied with all Section 16 filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended with the exception of one late report for Ms. Popwell and Mr. Zappala. Ms. Popwell inadvertently neglected to file with the Securities and Exchange Commission a Form 4 within the appropriate filing period to report a purchase of shares. Mr. Zappala inadvertently neglected to file with the Securities and Exchange Commission a Form 4 within the appropriate filing period to report a purchase of shares. All information has since been provided to the Commission.

                             SHAREHOLDER PROPOSALS

   Proposals of shareholders intended to be presented at the 2001 Annual Meeting and included in the Corporation's 2001 Proxy Statement must be in writing and received by the Corporate Secretary at the Corporation's principal executive offices, 5875 Castle Creek Parkway, North Drive, Suite 440, Indianapolis, Indiana 46250, by December 4, 2000. In order to be considered timely under the Corporation's Bylaws, as amended, shareholder proposals and shareholder nominations of candidates for election to the Board of Directors intended to be presented at the 2001 Annual Meeting, but not included in the Corporation's 2001 Proxy Statement, must be in writing and received by the Corporate Secretary at the address set forth in the immediately preceding sentence not later than February 4, 2001 and not earlier than January 5, 2001.

                        SOLICITATION AND OTHER MATTERS

   The cost of soliciting proxies will be paid by the Corporation. In addition to solicitations by mail, some directors, officers and regular employees of the Corporation, without extra remuneration, may conduct solicitations by telephone, facsimile and personal interview. The Corporation will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material and annual reports to the beneficial owners of Common Stock. In addition, the Corporation has engaged Beacon Hill Partners, Inc. to assist it in the solicitation of proxies, for a fee of approximately $2,500, plus out-of-pocket expenses.

   As of the date of this Proxy Statement, the Board of Directors of the Corporation has no knowledge of any matters to be presented for consideration at the meeting other than those referred to above. However, persons named in the accompanying form of proxy shall have the authority to vote such proxy as to any other matters which do properly come before the meeting and as to matters incidental to the conduct of the meeting, according to their discretion.

                                          By Order of the Board of Directors

                                          Garnet E. King
                                          Corporate Secretary

April 3, 2000
Indianapolis, Indiana

P R O X Y

ALLTRISTA Corporation                             PROXY/VOTING INSTRUCTION CARD

5875 Castle Creek Parkway, North Drive, Suite 440, Indianapolis, IN 46250
--------------------------------------------------------------------------------
This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 5, 2000.

The undersigned hereby appoints Kevin D. Bower, Jerry T. McDowell, John F. Zappala, and each or any of them as Proxies, with full power of substitution, to vote all shares of Alltrista Corporation Common Stock entitled to be voted by the undersigned for the election of directors and on Proposal 2 referred to on the reverse side of this Proxy Card and described in the Proxy Statement, and on any other business as properly may come before the Annual Meeting of Shareholders on May 5, 2000, or any adjournment thereof.

This proxy will be voted as directed. If no direction is given, this proxy will be voted FOR Items 1 and 2.

Election of two Directors. Nominees are:
Thomas B. Clark, David L. Swift


IF YOU DO NOT SUBMIT YOUR PROXY BY TELEPHONE OR OVER THE INTERNET, PLEASE SIGN AND DATE ON THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

                                                              [SEE REVERSE SIDE]

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

                                You can now...
                            Submit Your Proxy Over
                         The Internet Or By Telephone!


                      (see reverse side for instructions)

[X] Please mark your votes as in this example                               6328

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR the proposals 1 and 2.

                                      WITHHELD authority
1. Election of Directors       FOR    for all nominees
                               [  ]         [  ]           Nominees:
                                                           01. Thomas B. Clark
                                                           02. David L. Swift
For, except vote withheld from the following nominee(s):

--------------------------------------------------------

                                                          FOR   AGAINST  ABSTAIN
2. Proposal to approve the appointment of Ernst &         [  ]    [  ]     [  ]
   Young LLP as the independent public accountants of the Corporation.

3. In their discretion, the proxies are authorized to vote upon such other business as properly may come before the meeting.

                                   Please sign exactly as name appears at left.
                                   When signing as attorney, executor,
                                   administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                   Note: Please sign name exactly as your name appears on the Stock Certificate. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.


                                   ---------------------------------------------


                                   ---------------------------------------------
                                   Signature (if held jointly)          Date

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .


                             ALLTRISTA CORPORATION

We encourage you to submit your proxy electronically this year either by telephone or via the Internet. This will eliminate the need to return your proxy card. You will need your proxy card and Social Security Number (where applicable) when voting your shares electronically. The Voter Control Number that appears in the box above, just below the perforation, must be used in order to vote by telephone or via the Internet.

The EquiServe Vote by Telephone and Vote by Internet systems can be accessed 24-hours a day, seven days a week up until the day prior to the meeting.

                             To Vote by Telephone:
                             ---------------------
Using a touch-tone phone call Toll-free:         1-877-PRX-VOTE (1-877-779-8683)
From outside the United States, call direct:     1-201-536-8073

                             To Vote by Internet:
                             --------------------
Log on to the Internet and go to the website: http://www.eproxyvote.com/ALC
NOTE: If you vote over the Internet, you may incur costs as telecommunication and Internet access charges for which you will be responsible.

                       THANK YOU FOR VOTING YOUR SHARES
                            YOUR VOTE IS IMPORTANT!

 Do Not Return this Proxy Card if you are Voting by Telephone or the Internet.